FOR IMMEDIATE RELEASE:

Investor Contact:
James F. Laird
Chief Financial Officer
614.255.3353 (jlaird@diamond-hill.com)

Media Contact:
Susan Stuart
Director - Client Relations & Communications
614.255.3348 (sstuart@diamond-hill.com)

DIAMOND HILL ANNOUNCES ADDITION OF JOHN MCCLAIN TO RESEARCH TEAM

Columbus, Ohio - July 15, 2014 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) announced that John McClain, CFA has joined Diamond Hill Capital Management, Inc. as Credit Analyst. Mr. McClain will work closely with portfolio manager, Bill Zox, CFA on Diamond Hill’s Strategic Income strategy, as well as the entire Diamond Hill research and portfolio management team. He brings six years of experience focused on high yield credit to this new role. Mr. McClain reports to Mr. Zox.

“John is a thoughtful and highly respected credit analyst,” said Bill Zox. “He follows a number of companies not previously followed by Diamond Hill in many cases because those companies do not have publicly traded equities. John has already been working closely with our entire research team, and he has contributed to the research and trading efforts for the Strategic Income strategy in particular.”

Prior to joining Diamond Hill, Mr. McClain worked at Standard Life Investments in Boston, most recently as Senior Vice President-Credit. John began his career with Nationwide Insurance as a Management Associate in the Financial Leadership Rotation Program and then as an Investment Analyst in Distressed Debt and Workouts. Mr. McClain has a Bachelor of Science degree in Business and Economics from the Gatton School of Business at the University of Kentucky, a Master of Business Administration from the Tepper School of Business at Carnegie Mellon, and holds the chartered financial analyst (CFA) designation.

About Diamond Hill:
We are an independent investment management firm with significant employee ownership and $14.2 billion in assets under management as of June 30, 2014.  We provide investment management services to institutions and individuals through mutual funds, institutional separate accounts, and private investment funds.  Our entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and our interests are firmly aligned with our clients through significant investment in our strategies.  For more information visit www.diamond-hill.com.

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